Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
H&R Block, Inc.:
     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33655 and 333-118020) of Block Financial Corporation and in the registration statements on Form S-3 (No. 333-33655-01) and Form S-8 (Nos. 333-119070, 333-42143, 333-42736, 333-42738, 333-42740, 333-56400, 333-70400, 333-70402, and 333-106710) of H&R Block, Inc. of our report dated June 29 2007 with respect to the consolidated balance sheet of H&R Block, Inc. and its subsidiaries as of April 30, 2007, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2007 and the related financial statement schedule, which report appears in the April 30, 2008 annual report on Form 10-K of H&R Block, Inc.

Kansas City, Missouri
June 30, 2008